As filed with the Securities and Exchange Commission on September 19, 2012

Registration No. 333-136297

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 9

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE NEIMAN MARCUS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	5311	95-4119509
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Marcus Square, 1618 Main Street, Dallas, Texas 75201, (214) 743-7600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ADDITIONAL REGISTRANT GUARANTOR

Neiman Marcus, Inc.	Delaware	5311	20-3509435
(Exact name of registrant as specified in its charter)	(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Kim Yee, Esq.	Robert P. Davis, Esq.
The Neiman Marcus Group, Inc.	Cleary Gottlieb Steen & Hamilton LLP
One Marcus Square, 1618 Main Street	One Liberty Plaza
Dallas, Texas 75201	New York, New York 10006
(214) 743-7600	(212) 225-2670
(Name, address, including zip code, and telephone number, including area code, of agent for service)	(Copies of all communications, including communications sent to agent for service)

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
Subject to Completion, dated September 19, 2012

The Neiman Marcus Group, Inc.
7.125% Senior Debentures due 2028

The 7.125% senior debentures due 2028 (“the 2028 debentures”) will mature on June 1, 2028.  Interest on the 2028 debentures is payable on each June 1 and December 1.  The 2028 debentures are our senior obligations and rank equal in right of payment with all of our existing and future senior indebtedness, senior to all of our existing and future subordinated indebtedness, and effectively junior to all of our existing and future indebtedness that is secured by collateral that does not also secure the 2028 debentures, to the extent of the value of such assets securing such other obligations.

The 2028 debentures were unsecured when originally issued, but were granted security pursuant to the requirements of the negative pledge covenant contained in the indenture governing the 2028 debentures, as a result of our incurrence of secured indebtedness in the Transactions (as defined below).  The 2028 debentures are currently equally and ratably secured by a first lien security interest on specified collateral that also secures our senior secured credit facilities.  Because the 2028 debentures’ security interest on the specified collateral has been granted only for purposes of compliance with the negative pledge covenant contained in the indenture governing the 2028 debentures, the 2028 debentures are secured only for so long as the senior secured credit facilities (or other secured indebtedness subject to the 2028 debentures’ negative pledge clause) and the liens thereunder remain in existence and the specified collateral is subject to release under the senior secured credit facilities without the consent of holders of the 2028 debentures.

Neiman Marcus, Inc. (formerly known as Newton Acquisition, Inc.), our parent company (“Parent”), has unconditionally guaranteed the 2028 debentures with a guarantee that ranks equal in right of payment to all of its senior indebtedness.

The 2028 debentures are redeemable, in whole or in part, at our option, at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of such debentures and (b) the sum of the present values of the remaining scheduled payments, discounted on a semiannual basis at the treasury rate determined as described in this prospectus plus 20 basis points, plus accrued interest to the date of redemption.

The 2028 debentures are represented by global debentures registered in the name of The Depository Trust Company.

You should consider carefully the “Risk Factors” beginning on page 11 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

This prospectus will be used by Credit Suisse Securities (USA) LLC in connection with offers and sales in market making transactions at negotiated prices related to prevailing market prices.  There is currently no public market for the securities.  We do not intend to list the securities on any securities exchange.  Credit Suisse Securities (USA) LLC has advised us that it is currently making a market in the securities; however, it is not obligated to do so and may stop at any time.  Credit Suisse Securities (USA) LLC may act as principal or agent in any such transaction.  We will not receive the proceeds of the sale of the securities but will bear the expenses of registration.  See “Plan of Distribution.”

Credit Suisse

The date of this prospectus is       , 2012.

WHERE YOU CAN FIND MORE INFORMATION

We and our Parent have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act with respect to the 2028 debentures.  This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement.  For further information with respect to us and the 2028 debentures, reference is made to the registration statement.  Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete.  In addition, we incorporate by reference important information into this prospectus.  See “Incorporation of Certain Information by Reference.”

We file reports and other information with the SEC.  The registration statement, such reports and other information can be read and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549.  Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates.  You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.  Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

We have agreed under the terms of the 2028 debentures that, even if we are not required under the Securities Exchange Act of 1934 (the “Exchange Act”) to furnish reports to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us on Forms 10-Q, 10-K and 8-K if we were subject to Sections 13 or 15(d) of the Exchange Act.  So long as our Parent is a guarantor, this requirement in respect of the 2028 debentures may be satisfied by the filing of such reports by our Parent, provided that specified consolidating information is provided.  See “Description of the 2028 Debentures.”

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements based on estimates and assumptions.  Forward-looking statements give our current expectations or forecasts of future events.  Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “predict,” “expect,” “estimate,” “intend,” “would,” “could,” “should,” “anticipate,” “believe,” “project” or “continue” or the negative thereof or other similar words.  Any or all of our forward-looking statements in this prospectus may turn out to be incorrect, possibly to a material degree.  Such statements can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties.  Consequently, no forward-looking statement can be guaranteed.  Actual results may vary materially from our forward-looking statements.  Investors are cautioned not to place undue reliance on any forward-looking statements.

Investors should also understand that it is not possible to predict or identify all the risks and uncertainties that could affect future events and should not consider the following list to be a complete statement of all potential risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

General Economic and Political Conditions

•                  weakness in domestic and global capital markets and other economic conditions and the impact of such conditions on our ability to obtain credit;

•                  general economic and political conditions or changes in such conditions including relationships between the United States and the countries from which we source our merchandise;

•                  economic, political, social or other events resulting in the short- or long-term disruption in business at our stores, distribution centers or offices;

Customer Considerations

•                  changes in consumer confidence resulting in a reduction of discretionary spending on goods;

•                  changes in the demographic or retail environment;

•                  changes in consumer preferences or fashion trends;

•                  changes in our relationships with customers due to, among other things, 1) our failure to provide quality service and competitive loyalty programs, 2) our inability to provide credit pursuant to our proprietary credit card arrangement or 3) our failure to protect customer data or comply with regulations surrounding information security and privacy;

Leverage Considerations

•                  the effects of incurring a substantial amount of indebtedness under our senior secured credit facilities and our senior subordinated notes;

•                  the ability to refinance our indebtedness under our senior secured credit facilities and the effects of any refinancing;

•                  the effects upon us of complying with the covenants contained in our senior secured credit facilities and the indenture governing our senior subordinated notes;

•                  restrictions on the terms and conditions of the indebtedness under our senior secured credit facilities may place on our ability to respond to changes in our business or to take certain actions;

Industry and Competitive Factors

•                  competitive responses to our loyalty programs, marketing, merchandising and promotional efforts or inventory liquidations by vendors or other retailers;

•                  changes in the financial viability of our competitors;

•                  seasonality of the retail business;

•                  adverse weather conditions or natural disasters, particularly during peak selling seasons;

•                  delays in anticipated store openings and renovations;

•                  our success in enforcing our intellectual property rights;

Merchandise Procurement and Supply Chain Considerations

•                  changes in our relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability, cash flows or available sources of funds;

•                  delays in receipt of merchandise ordered due to work stoppages or other causes of delay in connection with either the manufacture or shipment of such merchandise;

•                  changes in foreign currency exchange or inflation rates;

•                  significant increases in paper, printing and postage costs;

Employee Considerations

•                  changes in key management personnel and our ability to retain key management personnel;

•                  changes in our relationships with certain of our key sales associates and our ability to retain our key sales associates;

Legal and Regulatory Issues

•                  changes in government or regulatory requirements increasing our costs of operations;

•                  litigation that may have an adverse effect on our financial results or reputation;

Other Factors

•                  terrorist activities in the United States and elsewhere;

•                  the impact of funding requirements related to our pension plan;

•                  our ability to provide credit to our customers pursuant to our proprietary credit card program arrangement, including any future changes in the terms of such arrangement and/or legislation impacting the extension of credit to our customers;

•                  the design and implementation of new information systems as well as enhancements of existing systems; and

•                  other risks, uncertainties and factors set forth in this prospectus, including under “Risk Factors,” and in our Parent’s Annual Report on Form 10-K incorporated by reference herein.

The foregoing factors are not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that could impact our business.  Except to the extent required by law, we undertake no obligation to update or revise (publicly or otherwise) any forward-looking statements to reflect subsequent events, new information or future circumstances.

You should review carefully the section captioned “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the 2028 debentures.

ABOUT THIS PROSPECTUS

Unless the context otherwise indicates or requires, as used in this prospectus:

•                  the terms “we,” “us,” “our,” “Company” or “Neiman Marcus” refer to The Neiman Marcus Group, Inc., and its consolidated subsidiaries, unless we expressly state otherwise or the context otherwise requires;

•                  references to the “issuer” are to The Neiman Marcus Group, Inc.;

•                  references to the “Parent” are to Neiman Marcus, Inc. (formerly known as Newton Acquisition, Inc.);

•                  the term “domestic” refers to the United States;

•                  references to the “Transactions” are to the transactions defined as the “Acquisition” in our Parent’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012, which is incorporated by reference in this prospectus;

•                  references to any “fiscal year” are to our fiscal year, which ends on the Saturday closest to July 31 (all references to fiscal year 2012 relate to the fifty two weeks ended July 28, 2012, and all references to fiscal year 2011 relate to the fifty two weeks ended July 30, 2011;

•                  references to the “2028 debenture indenture” are to the Indenture dated May 27, 1998 between The Neiman Marcus Group, Inc. and The Bank of New York Trust Company, N.A., as the successor trustee, as amended and supplemented;

•                  references to the “senior secured asset-based revolving credit facility” are to our $700 million senior secured asset-based revolving credit facility, references to the “senior secured term loan facility” are to our $2,060.0 million senior secured term loan facility and references to the “senior secured credit facilities” are to both such facilities;

•                  references to the “senior subordinated notes” are to our 10 3/8% Senior Subordinated Notes due 2015;

•                  references to the “subsidiary guarantors” are to the Company’s subsidiaries that have issued guaranties in respect of the senior secured facilities and the senior subordinated notes;

•                  references to the “intercreditor agreement” are to the Pledge and Security and Intercreditor Agreement dated as of October 6, 2005 (as amended, the “intercreditor agreement”), among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., the Subsidiaries party thereto and Credit Suisse, as administrative agent and collateral agent, as amended and supplemented;

•                  references to the “collateral agent” are to the collateral agent designated under the intercreditor agreement (initially, Credit Suisse); and

•                  references to the “closing date” are to October 6, 2005, the date of the closing of the acquisition of The Neiman Marcus Group, Inc. by Neiman Marcus, Inc. through the merger of Newton Acquisition Merger Sub, Inc. with and into The Neiman Marcus Group, Inc. pursuant to the Agreement and Plan of Merger dated as of May 1, 2005.

SUMMARY

The following summary contains selected information about us and about this offering.  It likely does not contain all of the information that is important to you.  Before you make an investment decision, you should review this prospectus in its entirety, including the documents incorporated herein by reference.

The Neiman Marcus Group, Inc.

Overview

We are one of the nation’s leading luxury retailers, offering distinctive merchandise and excellent customer service that cater to the needs of the affluent consumer.  Since our founding in the early 1900s, we have established ourselves as a leading fashion authority among luxury consumers and have become a premier U.S. retail channel for many of the world’s most exclusive designers.  We operate in both the in-store and on-line retail channels to provide our customers the ability to shop “any time, anywhere and any place.” We believe this omni-channel model maximizes the recognition of our brands and strengthens our customer relationships.  We are investing and plan to continue to invest resources to ensure a seamless shopping experience across channels consistent with our customers’ expectations as well as our core value of exceptional customer service.  We generated revenues of $4,345.4 million in fiscal year 2012, $4,002.3 million in fiscal year 2011 and $3,692.8 million in fiscal year 2010 and operating earnings of $403.6 million in fiscal year 2012, $329.7 million in fiscal year 2011 and $231.8 million in fiscal year 2010.

Corporate Information

The Neiman Marcus Group, Inc. is incorporated in the state of Delaware.  Our principal executive offices are located at One Marcus Square, 1618 Main Street, Dallas, Texas.  Our telephone number is (214) 743-7600.  Our website address is www.neimanmarcusgroup.com.  The information on our website is not a part of this prospectus.

Summary of Terms of the 2028 Debentures

Issuer	The Neiman Marcus Group, Inc.

Securities Offered	$125,000,000 aggregate principal amount of 7.125% Debentures due 2028.

Maturity Date	The 2028 debentures will mature on June 1, 2028.

Interest Payment Dates	June 1 and December 1 of each year.

Optional Redemption	At any time, we may redeem some or all of the 2028 debentures, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2028 debentures to be redeemed and (b)

the sum of the present values of the Remaining Scheduled Payments (as defined herein) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis, plus accrued interest on the principal amount being redeemed to the date of redemption. See “Description of the 2028 Debentures—Optional Redemption.”

Guarantees	The 2028 debentures are guaranteed on an unsecured, senior basis by our Parent.

Ranking	The 2028 debentures are our senior obligations and rank:

• equal in right of payment with all of our existing and future senior indebtedness, including any borrowings under our senior secured credit facilities; and

• senior to all of our existing and future subordinated indebtedness, including the senior subordinated notes.

The 2028 debentures are structurally subordinated to indebtedness and other liabilities of our subsidiaries (except to the extent of any security interest in the assets of any subsidiaries that may secure the 2028 debentures), including trade payables and subsidiary guarantees of our senior secured credit facilities and the senior subordinated notes. The 2028 debentures effectively rank junior to all of our existing and future indebtedness, including our senior secured credit facilities, that is secured by collateral that does not also secure the 2028 debentures, to the extent of the value of such assets securing such other obligations.

Collateral

The 2028 debentures were unsecured when originally issued, but were granted security pursuant to the requirements of the negative pledge covenant contained in the 2028 debenture indenture as a result of our incurrence of secured indebtedness in the Transactions. The 2028 debentures are currently equally and ratably secured by a first lien security interest on the 2028 Debenture Collateral (as defined under “Description of the 2028 Debentures—Collateral”), which also secures our senior secured credit facilities. Because the 2028 debentures’ security interest on the 2028 Debenture Collateral has been granted only for purposes of compliance with the negative pledge covenant contained in the 2028 debenture indenture, the 2028 debentures are secured only for so long as the senior secured credit facilities (or other secured indebtedness subject to the 2028 debentures’ negative pledge clause) and the liens thereunder remain in existence and the 2028 Debenture Collateral is subject to release under the senior secured credit facilities without the consent of holders of the 2028 debentures. See “Description of the 2028 Debentures—Collateral.”

Restrictive Covenants

The 2028 debenture indenture contains covenants limiting pledges and sale/leaseback transactions as described under “Description of the 2028 Debentures—Certain Covenants.” Many of the covenants found in our senior secured credit facilities and the indenture governing our senior subordinated notes, however, are not found in the 2028 debenture indenture. The 2028 debenture indenture does not contain limitations on our or our subsidiaries’ ability to: incur additional indebtedness; pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness; make investments; create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries; engage in transactions with our affiliates; or sell assets, including capital stock of our subsidiaries.

Risk Factors

Investing in the 2028 debentures involves substantial risk.  See “Risk Factors” for a discussion of certain factors that you should consider before investing in the 2028 debentures.

Ratio of Earnings to Fixed Charges

The following table sets forth the ratio of earnings to fixed charges and for the periods indicated.

	Fiscal Year Ended
	July 28, 2012	July 30, 2011	July 31, 2010(2)	August 1, 2009(3)	August 2, 2008
Ratio of earnings to fixed charges(1)	2.1	1.2	—	—	1.8

(1)           For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income (loss) before income taxes and fixed charges, and fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of operating lease rentals deemed representative of the interest factor.  Interest associated with income tax liabilities is excluded from our calculation.

(2)           For fiscal year 2010, the aggregate amount of fixed charges exceeded our earnings by approximately $4.5 million, which is the amount of additional earnings that would have been required to achieve a ratio of earnings to fixed charges of 1.0x for such period.

(3)           For fiscal year 2009, the aggregate amount of fixed charges exceeded our earnings by approximately $888.4 million, which is the amount of additional earnings that would have been required to achieve a ratio of earnings to fixed charges of 1.0x for such period.  The deficiency of the ratio of earnings to fixed charges for fiscal year 2009 is primarily due to the pretax impairment charges related to 1) $329.7 million for the writedown to fair value of goodwill, 2) $343.2 million for the writedown to fair value of the net carrying value of tradenames and 3) $30.3 million for the writedown to fair value of the net carrying value of certain long-lived assets.

RISK FACTORS

You should carefully consider the risk factors set forth below and the risk factors included under Part I, Item 1A to our Parent’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012, which is incorporated by reference in this prospectus, as well as the other information contained in this prospectus and in our Parent’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012 before making an investment decision.  The risks described below are not the only risks facing us.  Additional risks and uncertainties not currently known to us or those we currently deem to be immaterial may also materially and adversely affect our business, financial condition or results of operations.  Any of the following risks could materially adversely affect our business, financial condition or results of operations.  In such a case, you may lose all or part of your original investment in the 2028 debentures.

Risks Related to the 2028 Debentures

We have a substantial amount of indebtedness, which may adversely affect our cash flow and our ability to operate our business, comply with debt covenants and make payments on our indebtedness, including the 2028 debentures.

We are highly leveraged.  As of July 28, 2012, the principal amount of our total indebtedness was approximately $2,785.0 million, which included the 2028 debentures.  In addition, as of July 28, 2012, we had $529.7 million of unused borrowing availability under our $700.0 million senior secured asset-based revolving credit facility and $0.3 million of outstanding letters of credit.  Our substantial indebtedness, combined with our lease and other financial obligations and contractual commitments, could materially and adversely affect our business, financial condition and results of operations by:

•                  making it more difficult for us to satisfy our obligations with respect to our indebtedness, including the 2028 debentures, including restrictive covenants and borrowing conditions, which may lead to an event of default under the indentures and the agreements governing such other indebtedness;

•                  making us more vulnerable to adverse changes in general economic, industry and competitive conditions and government regulation;

•                  requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flows to fund current operations and future growth;

•                  placing us at a competitive disadvantage compared to our competitors that are less leveraged;

•                  limiting our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes; and

•                  limiting our ability to obtain credit from our vendors and other financing sources on acceptable terms or at all.

Our interest expense could increase if interest rates increase because the entire amount of the indebtedness under our senior secured credit facilities bears interest at floating rates, primarily based on LIBOR.  As of July 28, 2012, we had approximately $2,160.0 million principal amount of floating rate debt, consisting of outstanding borrowings under the senior secured term loan facility and senior secured asset-based revolving credit facility.  However, pursuant to interest rate cap agreements, we have capped LIBOR at 2.50% from December 2010 through December 2012 for an aggregate notional amount of $500.0 million in order to hedge the variability of our cash flows related to a portion of our floating rate indebtedness.  Effective August 2011, we entered into additional interest rate cap agreements which cap LIBOR at 2.50% for an aggregate notional amount of $1,000.0 million from December 2012 through December 2014.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt.  This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future.  Although the indenture governing the senior subordinated notes and the senior secured credit facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions, and any indebtedness incurred in compliance with these restrictions could be substantial.  For example, we have the right under our senior secured asset-based revolving credit facility to request up to $300 million of additional commitments or new term loans under this facility (provided that the aggregate amount of loans and commitments does not exceed $1,000.0 million), although the lenders under this facility are not under any obligation to provide any such additional commitments.  Any increase in commitments or new term loans under this facility are subject to customary conditions precedent, and our ability to borrow revolving loans under this facility as so increased would remain limited by the amount of the borrowing base.  Our senior secured term loan facilities and the indenture for the senior subordinated notes allow us to incur this additional indebtedness under our senior secured asset-based revolving credit facility without any restriction.  In addition, our senior secured credit facilities and the senior subordinated notes allow us to incur a significant amount of indebtedness in connection with acquisitions (including, in the case of our senior secured term loan facility and the senior subordinated notes, an unlimited amount of debt bearing certain characteristics described in the descriptions of the senior subordinated notes included herein) and a significant amount of purchase money debt.  If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they face would be increased.

Significant amounts of cash are required to service our indebtedness, and any failure to meet our debt service obligations could harm our business, financial condition and results of operations.

Our ability to pay interest on and principal of the 2028 debentures and to satisfy our other debt obligations will primarily depend upon our future operating performance.  As a result,

prevailing economic conditions and financial, business and other factors, many of which are beyond our control, will affect our ability to make these payments.

If we do not generate sufficient cash flow from operations to satisfy our debt service obligations, including payments on the 2028 debentures, we may have to undertake alternative financing plans, such as refinancing or restructuring our indebtedness, selling of assets, reducing or delaying capital investments or seeking to raise additional capital.  Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time.  Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.  The terms of existing or future debt instruments and indentures may restrict us from adopting some of these alternatives.  In addition, our borrowing costs and ability to refinance may be affected by short-term and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on our performance as measured by indicators such as interest coverage and leverage ratios.  Furthermore, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms.

Contractual limitations on our ability to execute any necessary alternative financing plans could exacerbate the effects of any failure to generate sufficient cash flow to satisfy our debt service obligations.  The asset-based revolving credit facility permits us to borrow up to $700.0 million; however, our ability to borrow and obtain letters of credit (including amendments, renewals and extensions of letters of credit) thereunder is limited by a borrowing base, which at any time will equal the sum of (a) 90% of the net orderly liquidation value of eligible inventory plus (b) 85% of the amounts owed by credit card processors in respect of eligible credit card accounts constituting proceeds arising from the sale or disposition of inventory, less certain reserves.  In addition, at any time when incremental term loans are outstanding, if the aggregate amount outstanding under the asset-based revolving credit facility exceeds the reported value of inventory as calculated under that facility, we will be required to eliminate such excess within a limited period of time.  If the amount available under the asset-based revolving credit facility is less than the greater of (a) 12.5% of the lesser of (i) the aggregate revolving commitments and (ii) the borrowing base and (b) $60.0 million, we will be required to repay outstanding loans and, if an event of default has occurred, cash collateralize letters of credit.  In addition, we are required to maintain excess availability of at least the greater of (a) 10% of the lesser of (i) the aggregate revolving commitments and (ii) the borrowing base and (b) $50.0 million.  Our ability to meet the conditions described in this paragraph may be affected by events beyond our control.

Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations at all or on commercially reasonable terms, could have a material adverse effect on our future business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the 2028 debentures.

Repayment of our debt, including the 2028 debentures, is dependent on cash flow generated by our subsidiaries.

Our subsidiaries own a significant portion of our assets and conduct a significant portion of our operations.  Accordingly, repayment of our indebtedness, including the 2028 debentures, is dependent, to a significant extent, on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise.  Our subsidiaries do not have any obligation to pay amounts due on the 2028 debentures or to make funds available for that purpose.  Our subsidiaries may not be able to, or may not be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the 2028 debentures.  Each subsidiary is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries.  The 2028 debenture indenture does not limit the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us.  In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the 2028 debentures.

The 2028 debentures are structurally subordinated to all liabilities of our subsidiaries and to claims of creditors of our current and future subsidiaries.

The 2028 debentures are structurally subordinated to indebtedness and other liabilities of our subsidiaries (except to the extent of any security interest in the assets of any such subsidiaries that may secure the 2028 debentures), including subsidiary guarantees of our senior secured credit facilities and the senior subordinated notes.  In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, these subsidiaries will pay the holders of their debts, holders of preferred equity interests and their trade creditors before they will be able to distribute any of their assets to us (except to the extent of any security interest in the assets of any such subsidiaries that may secure the 2028 debentures).

Agreements governing the senior subordinated notes restrict our current and future operations and restrict our ability to take certain actions.

The credit agreements governing our senior secured asset-based revolving credit facility and senior secured term loan facility and the indenture governing the senior subordinated notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to engage in acts that may be in our best long-term interests.  The indenture governing the senior subordinated notes and the credit agreements governing our senior secured credit facilities include covenants that, among other things, restrict our ability to:

•                  incur additional indebtedness;

•                  pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•                  make investments;

•                  create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•                  engage in transactions with our affiliates;

•                  sell assets, including capital stock of our subsidiaries;

•                 consolidate or merge;

•                  create liens; and

•                  enter into sale and lease back transactions.

The covenants limit our subsidiaries’ ability to distribute earnings to us, in the form of dividends or otherwise. In addition, our ability to borrow under our senior secured asset-based revolving credit facility is limited by the conditions described above.

Moreover, our senior secured asset-based revolving credit facility provides discretion to the agent bank to impose additional availability restrictions and other reserves, which could materially impair the amount of borrowings that would otherwise be available to us.  There can be no assurance that the agent bank will not impose such reserves or, were it to do so, that the resulting impact of this action would not materially and adversely impair our liquidity.

A breach of any of the restrictive covenants in the facilities described above may constitute an event of default, permitting the lenders to declare all outstanding borrowings due under the relevant facility to be immediately due and payable, or to enforce their security interest. Agreements governing our indebtedness also contain cross-default provisions, under which a declaration of default under a credit facility would result in an event of default under the senior subordinated notes and the 2028 debentures, which in turn may lead to mandatory redemption of such instruments in full. Moreover, in an event of default or cross-default, certain lenders would also have the right to terminate any commitments they have to provide further borrowings.

A breach of any of the restrictive covenants in the indenture governing our senior subordinated notes would also result in a default under the indenture for our senior subordinated notes after notice and failure to cure.  If any such default occurs, the trustee or specified percentage of note holders may elect to declare all outstanding senior subordinated notes under the indenture, together with accrued interest, to be due and payable, which would result in an event of default under our senior secured credit facilities and the 2028 debentures.

Based on the foregoing factors, the operating and financial restrictions and covenants in our debt agreements and any future financing agreements could adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

The 2028 debentures are secured only for so long as the senior secured credit facilities and the liens thereunder remain in existence and the 2028 Debenture Collateral is subject to release by the senior secured credit facilities without the consent of holders of the 2028 debentures.

The 2028 debentures were unsecured when originally issued, but were granted security pursuant to the requirements of the negative pledge covenant contained in the 2028 debenture indenture as a result of our incurrence of secured indebtedness in the Transactions.  The 2028 debentures are currently equally and ratably secured by a first lien security interest on the 2028 Debenture Collateral, which also secures our senior secured credit facilities.  Because the 2028 debentures’ security interest on the 2028 Debenture Collateral has been granted only for purposes of compliance with the negative pledge covenant contained in the 2028 debenture indenture, the 2028 debentures are secured only for so long as the senior secured credit facilities (or other secured indebtedness subject to the 2028 debentures’ negative pledge clause) and the liens thereunder remain in existence and the 2028 Debenture Collateral is subject to release under the senior secured credit facilities without the consent of holders of the 2028 debentures.  See “Description of the 2028 Debentures—Collateral.”

The senior secured credit facilities are scheduled to mature prior to the stated maturity of the 2028 debentures and the 2028 debentures will be unsecured after the senior secured credit facilities mature unless we have other secured indebtedness subject to the 2028 debentures’ negative pledge clause at that time.

The 2028 Debenture Collateral will exclude stock with value equal to or greater than 20% of the aggregate principal amount of the 2028 debentures or other secured public debt obligations.

Capital stock and other securities of a subsidiary of the Company that are owned by the Company or any subsidiary guarantor of the senior secured credit facilities does not constitute collateral under our senior secured credit facilities (and, as a result, does not constitute 2028 Debenture Collateral) to the extent that such securities cannot secure the 2028 debentures or other secured public debt obligations of the Company without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules.  As a result, the collateral under our senior secured credit facilities and the 2028 Debenture Collateral includes shares of capital stock or other securities of subsidiaries of the Company or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the 2028 debentures (or, currently, $25 million) or other secured public debt obligations of the Company.    Accordingly, holders of the 2028 debentures should assume that the value of any 2028 Debenture Collateral consisting of capital stock or other securities of a subsidiary of the Company will not be material.

The pro rata share of the 2028 debentures in the 2028 Debenture Collateral may not be sufficient collateral to pay all or any of the 2028 debentures.

The 2028 debentures’ security interest in the 2028 Debenture Collateral is shared equally and ratably with the first lien security interest on that collateral of the lenders under our senior secured term loan facility and is senior to the second priority security interest on that collateral of the lenders under our senior secured asset-based revolving credit facility (although if the lien of the lenders under our senior secured term loan facility were to be released, without replacement, while our senior secured asset-based revolving credit facility remains outstanding, the lien of the lenders under our senior secured asset-based revolving credit facility would become a first priority lien and the 2028 debentures’ security interest in the 2028 Debenture Collateral would then be shared equally and ratably with the lenders under our senior secured asset-based revolving credit facility).

No appraisal of the fair market value of the 2028 Debenture Collateral has been prepared in connection with this offering, however we believe that the fair market value of the 2028

Debenture Collateral is substantially less than the principal amount of our senior secured term loan facility and our existing 2028 debentures taken together.  The actual value of the 2028 Debenture Collateral at any time will depend upon market and other economic conditions.  By its nature, the 2028 Debenture Collateral generally will consist of illiquid assets that may have to be sold at a substantial discount in an insolvency situation and may have no readily ascertainable market value.

In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the proceeds from any sale or liquidation of the 2028 Debenture Collateral will likely be insufficient to pay our obligations under the 2028 debentures and our senior secured term loan facility in full.  Moreover, other indebtedness we may incur in the future may be secured on a first priority basis by all or a portion of the 2028 Debenture Collateral, further limiting the amount of 2028 Debenture Collateral that would be available to pay obligations under the 2028 debentures.  The 2028 Debenture Collateral also secures our senior secured asset-based revolving credit facility on a second priority basis (subject to permitted encumbrances).

The intercreditor agreement entered into in connection with collateral arrangements related to the Transactions provides that each holder of 2028 debentures, by accepting the agreement’s benefits, is deemed to have:

•                  agreed that the collateral agent has no duty and owes no obligation or responsibility (fiduciary or otherwise) to the 2028 debenture trustee or such holders, other than the duty to perform its express obligations under the intercreditor agreement in accordance with its terms;

•                  waived any right it might have, under applicable law or otherwise, to compel the sale or other disposition of any 2028 Debenture Collateral, and any obligation the collateral agent might have, under applicable law or otherwise, to obtain any minimum price for any 2028 Debenture Collateral upon the sale thereof; and

•                  agreed that the sole right of the holders of the 2028 debentures shall be to receive their ratable share of any proceeds of 2028 Debenture Collateral in accordance with and subject to the provisions of the related documentation.

In the event of a default, including a bankruptcy involving the Company, we will not be able to control or direct the actions that our creditors under our senior secured credit facilities may take with respect to any 2028 Debenture Collateral or assure you that such actions will not be adverse to the interests of the holders of the 2028 debentures.

In the event of our bankruptcy, the ability of the holders of the 2028 debentures to realize upon the 2028 Debenture Collateral will be subject to certain bankruptcy law limitations.

The right of the collateral agent to repossess and dispose of the 2028 Debenture Collateral upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings were commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the 2028 Debenture Collateral.  Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval.  Moreover, bankruptcy laws permit the debtor to continue to retain and use collateral, and the proceeds, products, rents or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.  In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the 2028 debentures could be delayed following commencement of and during a bankruptcy case, whether or when the collateral agent would repossess or dispose of the 2028 Debenture Collateral or whether or to what extent holders of 2028 debentures would be compensated for any delay in payment or loss of value of their pro rata share of the 2028 Debenture Collateral through the requirement of “adequate protection.” Furthermore, federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys’ fees for under-collateralized claims during the debtor’s bankruptcy case.

In the event of our bankruptcy, holders of the 2028 debentures may be deemed to have an unsecured claim to the extent that our obligations in respect of the 2028 debentures exceed the fair value of their pro rata share of the 2028 Debenture Collateral.

In any bankruptcy proceeding with respect to us, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the fair market value of the 2028 debentures’ pro rata share of the 2028 Debenture Collateral on the date of the bankruptcy filing was less than the then-current principal amount of the 2028 debentures.  Upon a finding by the bankruptcy court that the 2028 debentures are under-collateralized, the claims in the bankruptcy proceeding with respect to the 2028 debentures would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the 2028 Debenture Collateral.  Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the 2028 debentures to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the 2028 debentures to receive other “adequate protection” under federal bankruptcy laws.

In addition, any payments to the holders of the 2028 debentures that have been made within 90 days prior to the commencement of a bankruptcy proceeding with respect to us (or, if such payments are made by the Guarantor, with respect to the Guarantor) may be treated by the bankruptcy court as a “voidable preference” if the 2028 debentures are under-collateralized and such payments could be required to be returned to be included in the bankruptcy estate.  The holders of the 2028 debentures would still have an unsecured claim (to the extent under-collateralized) against the bankruptcy estate in the amount of such payment if the court finds a voidable preference.  Additionally, any new collateral included in the 2028 Debenture Collateral within 90 days of a bankruptcy proceeding may be also be avoided by the court as a preference.  If the court avoids any payments or pledges of collateral as preferences, it is possible that the holders of the 2028 debentures may not receive full payment of amounts due under the 2028 debentures.  Furthermore, if any payments of post-petition interest had been made at the time of such a finding of under-collateralization, those payments might be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the 2028 debentures.

Federal and state statutes may allow courts, under specific circumstances, to void the security interest in the 2028 Debenture Collateral.

We and certain of our existing subsidiaries have pledged assets, and certain of our future subsidiaries may pledge assets, to secure the senior credit facilities, and consequently, also to secure the 2028 debentures.  Such granting of liens by us and certain of our subsidiaries may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced by us or a subsidiary grantor, or against us or a subsidiary grantor.  Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer and fraudulent conveyance laws, a court may void or otherwise decline to enforce a grantor’s security interest.  The court may void the equal and ratable pledge of the 2028 Debenture Collateral by us or our subsidiaries either as a result of, or independently from, the court voiding the original pledge of collateral to the lenders of the senior secured credit facilities.

While the relevant laws may vary from state to state, a court might void or otherwise decline to enforce the pledge of the security interest if it found that when the applicable grantor pledged its assets or, in some states, at the time that the trustee for the 2028 debentures made a claim against the pledge, we or the applicable grantor received less than reasonably equivalent value or fair consideration and either:

•                  we were, or the applicable grantor was, insolvent, or rendered insolvent by reason of such incurrence; or

•                  we were, or the applicable grantor was, engaged in a business or transaction for which our or the applicable grantor’s remaining assets constituted unreasonably small capital; or

•                  we or the applicable grantor intended to incur, or believed or reasonably should have believed that we or the applicable grantor would incur, debts beyond our or such grantor’s ability to pay such debts as they mature; or

•                  we were, or the applicable grantor was, a defendant in an action for money damages, or had a judgment for money damages docketed against us or such grantor if, in either case, after final judgment, the judgment is unsatisfied.

The court might also void a security interest without regard to the above factors, if the court found that we or the applicable grantor pledged assets with actual intent to hinder, delay or defraud our or its creditors.

A court would likely find that we or a grantor did not receive reasonably equivalent value or fair consideration for a pledge of assets if we or such grantor did not substantially benefit directly or indirectly from the execution of the senior secured credit facility or the applicable pledge.  As a general matter, value is given for a loan if, in exchange for the loan, property is transferred or an antecedent debt is satisfied.  A debtor will generally not be considered to have received value in connection with a debt offering if the debtor uses the proceeds of that offering to make a dividend payment or otherwise retire or redeem equity securities issued by the debtor.  For example, in a leveraged transaction, such as the Transactions, there is increased risk of a determination that the issuer incurred debt obligations for less than reasonably equivalent value or fair consideration as a court may find that the benefit of the transaction went to the former stockholders of The Neiman Marcus Group, Inc., while neither we nor the affiliated grantors benefited substantially or directly from the pledges of assets.

The measures of insolvency applied by courts will vary depending upon the particular fraudulent transfer law applied in any proceeding to determine whether a fraudulent transfer has occurred.  Generally, however, an entity would be considered insolvent if:

•                  the sum of its debts, including subordinated and contingent liabilities, was greater than the fair saleable value of its assets; or

•                  the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including subordinated and contingent liabilities, as they become absolute and mature; or

•                  it cannot pay its debts as they become due.

In the event of a finding that a fraudulent conveyance or transfer has occurred, the court may void, or hold unenforceable, the pledge of assets to secure the senior secured credit facilities, which could mean that neither the senior secured credit facilities nor the 2028 debentures would be secured by the 2028 Debenture Collateral.  Consequently, you may no longer have rights to receive any proceeds from the 2028 Debenture Collateral.  Furthermore, the avoidance of a security interest could result in an event of default with respect to our and our guarantors’ other debt that could result in acceleration of such debt (if not otherwise accelerated due to our or our guarantors’ insolvency or other proceeding).

Rights of holders of 2028 debentures in the collateral may be adversely affected by the failure to perfect security interests in certain collateral acquired in the future.

Applicable law requires that certain property acquired after the grant of a general security interest can only be perfected at the time such property is acquired and identified.  There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property that constitutes collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral.  Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the 2028 debentures against third parties.

The lenders under our senior secured credit facilities have collateral that is not part of the 2028 Debenture Collateral and are entitled to remedies available to a secured lender, which gives them priority over holders of the 2028 debentures to the extent of such collateral.

The 2028 debentures were unsecured when originally issued, but were granted security pursuant to the requirements of the negative pledge covenant contained in the 2028 debenture indenture as a result of our incurrence of secured indebtedness in the Transactions.  The negative pledge covenant contained in the 2028 debenture indenture provides that the Company must secure the 2028 debentures equally and ratably if it creates, assumes or suffers to exist any lien on any Principal Property of the Company or any Restricted Subsidiary or shares of capital stock or indebtedness of any Subsidiary, or permits any Restricted Subsidiary to do so, subject to certain exceptions.  Because the negative pledge covenant applies only to pledges of Principal Properties and capital stock or indebtedness of subsidiaries of the Company, the 2028 debentures do not share the senior secured credit facilities’ lien over certain collateral (such as capital stock of the Company and our intellectual property, inventory and related accounts and cash) that does not fall within these categories.  See “Description of the 2028 Debentures—Certain Covenants—Certain Definitions” for definitions of the capitalized terms used in this paragraph.

The 2028 debentures are effectively subordinated in right of payment to all of our secured indebtedness to the extent of the value of assets securing such indebtedness that are not included in the 2028 Debenture Collateral.  If we become insolvent or are liquidated, or if payment under the senior secured credit facilities or of any other secured indebtedness is accelerated, the lenders under our senior secured credit facilities and holders of other secured indebtedness (or an agent on their behalf) are entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our senior secured credit facilities or other senior debt).  For example, the secured lenders could foreclose and sell those of our assets in which they have been granted a security interest to the exclusion of the holders of the 2028 debentures, even if an event of default exists under the 2028 debenture indenture at that time.  As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the 2028 debentures.

We cannot assure you that an active trading market for the 2028 debentures exists or will develop.

We have not had, and do not intend to have, the 2028 debentures listed on a national securities exchange or included in any automated quotation system.  We cannot assure you as to the liquidity of markets that exists or may develop for the 2028 debentures, your ability to sell the 2028 debentures or the price at which you would be able to sell the 2028 debentures.  The liquidity of any market for the 2028 debentures will depend upon the number of holders of the 2028 debentures, our performance, the market for similar securities, the interest of securities dealers in making a market in the 2028 debentures and other factors.  If an active market is not maintained, the price and liquidity of the 2028 debentures may be adversely affected.  Even if an active market were available, the 2028 debentures could trade at prices lower than their principal amount or purchase price depending on many factors, including prevailing interest rates and the markets for similar securities.  Credit Suisse Securities (USA), LLC has informed us that it intends to make a market in the 2028 debentures, but it is not obligated to do so.  Credit Suisse Securities (USA), LLC may discontinue any market making in the 2028 debentures at any time, in its sole discretion.  As a result, any trading market for the 2028 debentures may not be liquid.  You may not be able to sell your 2028 debentures at a particular time or at favorable prices or at all.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the 2028 debentures.  We cannot assure holders of the 2028 debentures that the market, if any, for the 2028 debentures will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which the holders of the 2028 debentures may sell their 2028 debentures.

USE OF PROCEEDS

This prospectus is being delivered in connection with the sale of 2028 debentures by Credit Suisse Securities (USA) LLC in market-making transactions.  We will not receive any proceeds from such transactions.

DESCRIPTION OF THE 2028 DEBENTURES

General

In May 1998, The Neiman Marcus Group, Inc. issued $125 million aggregate principal amount of 7.125% senior debentures due 2028.  The 2028 debentures were issued under an Indenture dated May 27, 1998 between The Neiman Marcus Group, Inc. and The Bank of New York Trust Company, N.A., as the successor trustee (as amended and supplemented, the “2028 debenture indenture”).  The 2028 debenture indenture has been qualified under and is subject to and governed by the Trust Indenture Act of 1939 (the “Trust Indenture Act”).  The terms of the 2028 debentures include those stated in the 2028 debenture indenture and those made part of the 2028 debenture indenture by reference to the Trust Indenture Act.

The 2028 debentures were unsecured when originally issued, but were granted security pursuant to the requirements of the negative pledge covenant contained in the 2028 debenture indenture as a result of our incurrence of secured indebtedness in the Transactions.  The 2028 debentures are currently equally and ratably secured by the 2028 Debenture Collateral as described below under “—Collateral.” On July 11, 2006, Neiman Marcus, Inc. executed a guarantee (as described below) of the 2028 debentures.

The 2028 debentures are our senior obligations and rank equal in right of payment with all of our existing and future senior indebtedness, senior to all of our existing and future subordinated indebtedness, and effectively junior to all of our existing and future indebtedness that is secured by collateral that does not also secure the 2028 debentures, to the extent of the value of such assets securing such other obligations.

In this description, the “Company” refers to The Neiman Marcus Group, Inc., and not to any of its subsidiaries.

The following description is only a summary of the material provisions of the 2028 debentures and the 2028 debenture indenture.  We urge you to read the 2028 debenture indenture because it, and not this description, defines your rights as a holder of 2028 debentures.  Copies of the 2028 debenture indenture have been filed with the SEC and are incorporated by reference into the registration statement of which this prospectus forms a part.

Principal, Maturity and Interest

The 2028 debentures are limited to $125,000,000 aggregate principal amount and mature on June 1, 2028.

The 2028 debentures bear interest at the rate of 7.125% per annum from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually in arrears on June 1 and December 1 of each year to the persons in whose names the 2028 debentures are registered at the close of business on the preceding May 15 or November 15, as the case may be.

Guarantee

On July 11, 2006, Neiman Marcus, Inc., our Parent, as primary obligor and not merely as surety, irrevocably and unconditionally guaranteed, on a senior unsecured basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Company under the 2028 debenture indenture and the 2028 debentures, whether for payment of principal of, or interest on the 2028 debentures, expenses, indemnification or otherwise, on the terms set forth in the 2028 debenture indenture by executing the Guarantee.

The Guarantee is a general unsecured senior obligation of our Parent, ranks equal in right of payment with all existing and any future senior indebtedness of our Parent including the guarantees of the senior secured credit facilities, is effectively subordinated to all secured indebtedness of our Parent, including the guarantee of the senior secured credit facilities, and ranks senior in right of payment to all existing and any future subordinated indebtedness of our Parent, including the guarantee of the senior subordinated notes.

The Guarantee of our Parent will automatically and unconditionally be released and discharged upon the exercise by the Company of its legal defeasance option or its covenant defeasance option, as described under “—Defeasance” or if the Company’s obligations under the 2028 debenture indenture are discharged in accordance with the terms of the 2028 debenture indenture.

Collateral

The 2028 debentures were unsecured when originally issued.

On October 6, 2005, as a part of the Transactions and in order to comply with the requirements of the negative pledge covenant in the 2028 debenture indenture, the 2028 debentures were equally and ratably secured by a first lien security interest on certain collateral subject to the liens granted under our senior secured credit facilities constituting (a)(i) 100% of the capital stock of certain of the Company’s existing and future domestic subsidiaries, and (ii) 100% of the non-voting stock and 65% of the voting stock of certain of the Company’s existing and future foreign subsidiaries and (b) certain of the Company’s Principal Properties (as defined below under “Description of the 2028 Debentures—Certain Covenants—Certain Definitions”) that included on the closing date of the Transactions a majority of our full-line stores, in each case, to the extent required by the terms of the 2028 debenture indenture (the “2028 Debenture Collateral”).

The 2028 debentures’ security interest in the 2028 Debenture Collateral is shared equally and ratably with the first lien security interest on that collateral of the lenders under our senior secured term loan facility and is senior to the second-priority security interest on that collateral of the lenders under our senior secured asset-based revolving credit facility (although if the lien of the lenders under our senior secured term loan facility were to be released, without replacement, while our senior secured asset-based revolving credit facility remains outstanding, the lien of the lenders under our senior secured asset-based revolving credit facility would become a first priority lien and the 2028 debentures’ security interest in the 2028 Debenture

Collateral would then be shared equally and ratably with the lenders under our senior secured asset-based revolving credit facility).

Capital stock and other securities of a subsidiary of the Company that are owned by the Company or any subsidiary guarantor of the senior secured credit facilities does not constitute collateral under our senior secured credit facilities (and, as a result, does not constitute 2028 Debenture Collateral) to the extent that such securities cannot secure the 2028 debentures or other secured public debt obligations of the Company without requiring the preparation and filing of separate financial statements of such subsidiary in accordance with applicable SEC rules.  As a result, the collateral under our senior secured credit facilities and the 2028 Debenture Collateral includes shares of capital stock or other securities of subsidiaries of the Company or any subsidiary guarantor only to the extent that the applicable value of such securities (on a subsidiary-by-subsidiary basis) is less than 20% of the aggregate principal amount of the 2028 debentures (or, currently, $25 million) or other secured public debt obligations of the Company.  Accordingly, holders of the 2028 debentures should assume that the value of any 2028 Debenture Collateral consisting of capital stock or other securities of a subsidiary of the Company will not be material.

Because the 2028 debentures’ security interest on the 2028 Debenture Collateral has been granted only for purposes of compliance with the negative pledge covenant contained in the 2028 debenture indenture, the 2028 debentures are secured only for so long as the senior secured credit facilities (or other secured indebtedness subject to the 2028 debentures’ negative pledge clause) and the liens thereunder remain in existence and the 2028 Debenture Collateral is subject to release under the senior secured credit facilities without the consent of holders of the 2028 debentures.  In addition, the intercreditor agreement, which was entered into in connection with collateral arrangements related to the Transactions, provides that each holder of 2028 debentures, by accepting the agreement’s benefits, is deemed to have:

•                  agreed that the collateral agent has no duty and owes no obligation or responsibility (fiduciary or otherwise) to the 2028 debenture trustee or such holders, other than the duty to perform its express obligations under the intercreditor agreement in accordance with its terms;

•                  waived any right it might have, under applicable law or otherwise, to compel the sale or other disposition of any 2028 Debenture Collateral, and any obligation the collateral agent might have, under applicable law or otherwise, to obtain any minimum price for any 2028 Debenture Collateral upon the sale thereof; and

•                  agreed that the sole right of the holders of the 2028 debentures shall be to receive their ratable share of any proceeds of 2028 Debenture Collateral in accordance with and subject to the provisions of the related documentation.

The negative pledge covenant pursuant to which the 2028 debentures’ security interest in the 2028 Debenture Collateral was granted provides that the Company must secure the 2028 debentures equally and ratably if it creates, assumes or suffers to exist any lien on any Principal Property of the Company or any Restricted Subsidiary or shares of capital stock or indebtedness of any Subsidiary, or permits any Restricted Subsidiary to do so, subject to certain exceptions.

Because the negative pledge covenant applies only to pledges of Principal Properties and capital stock or indebtedness of subsidiaries of the Company, the 2028 debentures do not share the senior secured credit facilities’ lien over certain collateral (such as capital stock of the Company and our intellectual property, inventory and related accounts and cash) that does not fall within these categories.  See “—Certain Covenants—Certain Definitions” for definitions of the capitalized terms used in this paragraph.

Ranking

The 2028 debentures are our senior obligations and rank:

•                  equal in right of payment with all of our existing and future senior indebtedness, including any borrowings under our senior secured credit facilities; and

•                  senior to all of our existing and future subordinated indebtedness, including the senior subordinated notes.

The 2028 debentures are structurally subordinated to indebtedness and other liabilities of our subsidiaries (except to the extent of any security interest in the assets of any subsidiaries that may secure the 2028 debentures), including trade payables and subsidiary guarantees of our senior secured credit facilities and the senior subordinated notes.  The 2028 debentures effectively rank junior to all of our existing and future indebtedness, including our senior secured credit facilities, that is secured by collateral that does not also secure the 2028 debentures, to the extent of the value of such assets securing such other obligations.

Optional Redemption

The 2028 debentures are redeemable, as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2028 debentures to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as defined below) thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus accrued interest on the principal amount being redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2028 debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such 2028 debentures.  “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m.  Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such prices on such business day, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.  “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. New York time on the third business day preceding such redemption date.

“Reference Treasury Dealer” means each of Salomon Brothers Inc, Chase Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, their respective successors and any such other Primary Treasury Dealer as the Company designates; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Remaining Scheduled Payments” means, with respect to any 2028 debenture, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debentures, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of 2028 debentures to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the 2028 debentures or portions thereof called for redemption.

Mergers and Sales of Assets by the Company

The Company may not consolidate with or merge into any other Person or convey, transfer or lease all or substantially all of its assets to any other Person, unless, among other things, (i) the resulting, surviving or transferee Person (if other than the Company) shall be a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume the Company’s obligations under the 2028 debentures and the 2028 debenture indenture, and (ii) the Company or such successor Person shall not immediately thereafter be in default under the 2028 debenture indenture.  Upon the assumption of the Company’s obligations by such a Person in such circumstances, subject to certain exceptions, the Company shall be discharged from all its obligations under the 2028 debentures and the 2028 debenture indenture.

Other than the restrictions on liens and sale and leaseback transactions set forth in the 2028 debenture indenture and described below under “—Certain Covenants,” the 2028 debenture indenture and the 2028 debentures do not contain any covenants or other provisions designed to afford holders of 2028 debentures protection in the event of a highly leveraged transaction involving the Company or any of its subsidiaries.

Amendment and Waiver

Amendments of the 2028 debenture indenture or the 2028 debentures through a supplemental indenture may be made only with the consent of the holders of a majority in principal amount of the 2028 debentures, except in the following circumstances, with respect to which no consent of the holders of the 2028 debentures shall be required:

(1)           to evidence the succession of another corporation to the Company, and the assumption by any such successor of the covenants of the Company in the 2028 debenture indenture and in the 2028 debentures;

(2)           to add to the covenants of the Company, to add to the rights of the holders of the 2028 debentures or to surrender any right or power in the 2028 debenture indenture conferred upon the Company, for the benefit of the holders of the 2028 debentures;

(3)           to cure any ambiguity, to correct or supplement any provision in the 2028 debenture indenture which may be inconsistent with any other provision in the 2028 debenture indenture, or to make any other provisions with respect to matters or questions arising under the 2028 debenture indenture;

(4)           to add to the 2028 debenture indenture such provisions as may be expressly permitted by the Trust Indenture Act, excluding, however, the provisions referred to in Section 316(a)(2) of the Trust Indenture Act as in effect at the date as of which the 2028 debenture indenture was executed or any corresponding provision in any similar Federal statute hereafter enacted;

(5)           to establish any form of debenture, as provided for in the 2028 debenture indenture;

(6)           to evidence and provide for the acceptance of appointment by another corporation as a successor trustee under the 2028 debenture indenture and to add to or change any of the provisions of the 2028 debenture indenture as shall be necessary to provide for or facilitate the administration of the trusts under the 2028 debenture indenture by more than one trustee;

(7)           to add any additional Events of Default in respect of the 2028 debentures; or

(8)           to provide for the issuance of debentures in coupon as well as fully registered form.

No supplemental indenture for the purposes identified in clauses (2), (3) or (7) above may be entered into if to do so would adversely affect the interest of the holders of the 2028 debentures.

Waivers of compliance with any provision of the 2028 debenture indenture or the 2028 debentures may be made only with the consent of the holders of a majority in principal amount of the 2028 debentures.  The consent of all holders of debentures will be required to (a) change the stated maturity thereof, (b) reduce the principal amount thereof, (c) reduce the rate, or manner of calculating the same, or change the time or place of payment of interest thereon, or (d) impair the right to institute suit for the payment of principal thereof or interest thereon.  The holders of a majority in aggregate principal amount of debentures may waive any past default under the 2028 debenture indenture and its consequences, except a default (1) in the payment of the principal of or interest on the 2028 debentures, or (2) in respect of a provision which cannot be waived or amended without the consent of all holders of debentures.

Information Concerning the Trustee

The Company may have banking relationships in the ordinary course of business with The Bank of New York Trust Company, N.A., and its affiliates.

Certain Covenants

The 2028 debenture indenture contains covenants limiting pledges of security and sale/leaseback transactions as described below.  Many of the covenants found in our senior secured credit facilities and the indenture governing our senior subordinated notes are not found in the 2028 debenture indenture, which does not contain limitations on our or our subsidiaries’ ability to:

•                  incur additional indebtedness;

•                  pay dividends on our capital stock or redeem, repurchase or retire our capital stock or indebtedness;

•                  make investments;

•                  create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries;

•                  engage in transactions with our affiliates; or

•                  sell assets, including capital stock of our subsidiaries.

Negative Pledge

The Company shall not create, assume or suffer to exist any lien on any Principal Property (as defined below under “—Certain Definitions”) of the Company or any Restricted Subsidiary (as defined below under “ —Certain Definitions”) or shares of capital stock or indebtedness of any Subsidiary, or permit any Restricted Subsidiary to do so, without securing the 2028 debentures equally and ratably with such debt for so long as such debt shall be so secured, subject to certain exceptions specified in the 2028 debenture indenture.  The exceptions are: (a) any lien existing on the date of issuance of the 2028 debentures; (b) liens existing on property owned or leased by, or shares of capital stock or indebtedness of, an entity at the time it becomes a Restricted Subsidiary; (c) liens existing on property at the time of the acquisition or lease thereof by the Company or a Restricted Subsidiary; (d) liens on property of a corporation existing at the time such corporation is merged or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (e) certain liens incurred on capital stock, property or assets to finance the purchase price thereof; (f) certain liens incurred on property or assets to finance the construction, alteration or improvement thereof; (g) any lien securing debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary; (h) any lien in favor of any customer arising in respect of performance deposits and partial, progress, advance or other payments made by or on behalf of such customer, for goods produced or to be produced for or services rendered or to be rendered to such customer in the ordinary course of business, which lien shall not exceed the amount of such deposits or payments; (i) mechanics’, workmen’s, repairmen’s and similar liens arising in the ordinary course of business; (j) liens created or resulting from any litigation or proceedings which are being contested in good faith; liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceeding for review; or liens incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Company or such Restricted Subsidiary is a party; (k) any lien for taxes or assessments or governmental charges or levies not yet due or delinquent or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings; any landlord’s lien on property held under lease and tenants’ rights under leases; easements and any other liens of a nature similar to those hereinabove described in this clause (k) which do not, in the opinion of the Company, materially impair the use of such property in the operation of the business of the Company or any Restricted Subsidiary or the value of such property for the purposes of such business; (l) any lien which may be deemed to result from an agreement or commitment to exchange securities of a Subsidiary for other securities of the Company, whether or not such securities of a Subsidiary are placed in escrow for such purpose; (m) certain liens in favor of or required by contracts with governmental entities; (n) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in clauses (a) through (m), so long as the principal amount of the debt secured thereby does not exceed the principal amount of debts so secured at the time of the extension, renewal or replacement (with certain exceptions) and the lien is limited to all or part of the same property subject to the lien so extended, renewed or replaced (plus improvements on the property); and (o) any lien otherwise prohibited by such covenant that secures indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by such covenant and the value of certain sale and leaseback transactions, does not exceed 15% of the Company’s Consolidated Net Assets.

Limitation on Sale and Leasebacks

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction covering any Principal Property of the Company or such

Restricted Subsidiary unless (a) the Company or such Restricted Subsidiary would be entitled under the provisions described above to incur debt equal to the value of such sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the 2028 debentures, or (b) the Company, during the 180 days following the effective date of such sale and leaseback transaction, applies an amount equal to the value of such sale and leaseback transaction to the voluntary retirement of long-term indebtedness, purchases Principal Property having a fair value at least equal to the value of such sale and leaseback transaction or cancels the 2028 debentures or Funded Debt (as defined in the 2028 debenture indenture) in an aggregate principal amount at least equal to the value of such sale and leaseback transaction.

Certain Definitions

The 2028 debenture indenture defines “Consolidated Net Assets” as the total amount of all assets appearing on the consolidated balance sheet of the Company and its Restricted Subsidiaries (at their net book values, after deducting related depreciation, amortization and all other valuation reserves which have been set aside in connection with the business conducted and which are reflected on the aforementioned consolidated balance sheet), less total current liabilities other than long-term liabilities due within one year.

The 2028 debenture indenture defines “Restricted Subsidiary” as any “Subsidiary” (which term generally includes majority-owned direct and indirect subsidiaries) of the Company (other than a Subsidiary that is principally engaged in the business of owning or investing in real estate (a “Real Estate Subsidiary”), finance, credit, leasing, financial services or other similar operations, or any combination thereof), which itself, or with one or more other Restricted Subsidiaries, owns or leases a Principal Property.  The 2028 debenture indenture provides, however, that in the event that any Restricted Subsidiary, in a single transaction or through a series of related transactions, shall (i) be consolidated with or merge with or into a Real Estate Subsidiary or any of its subsidiaries or (ii) transfer (by lease, assignment, sale or otherwise) all or substantially all of its properties and assets to a Real Estate Subsidiary, then the term “Restricted Subsidiary” shall include such Real Estate Subsidiary.

The 2028 debenture indenture defines the term “Principal Property” as all land, buildings, machinery and equipment, and leasehold interests and improvements in respect of the foregoing, that are located in the United States of America and that would be reflected on the consolidated balance sheet of a Person; provided that such term shall not include any property which the Board of Directors of the Company by resolution determines not to be of material importance to the total business conducted by the Company and its Subsidiaries as an entirety.

There are no other restrictive covenants contained in the 2028 debenture indenture.

Events of Default

Events of Default with respect to the 2028 debentures under the 2028 debenture indenture include: (a) default in the payment of any principal of, or any premium on, the 2028 debentures; (b) default in the payment of any installment of interest on the 2028 debentures and continuance of such default for a period of 30 days; (c) default in the performance of any other covenant in the 2028 debenture indenture or in the 2028 debentures and continuance of such default for a period of 90 days after receipt by the Company of notice of such default from the Trustee or by the Company and the Trustee from the holders of at least 25% in principal amount of debentures; (d) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or any Restricted Subsidiary (other than the 2028 debentures), or under any mortgage, indenture or instrument under which there may be secured or evidenced any indebtedness for money borrowed by the Company or any Restricted Subsidiary (other than the 2028 debentures), whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness in excess of $15,000,000 becoming due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within 30 days after the date on which written notice thereof is given to the Company by the Trustee or to the Company and the Trustee by Holders of at least 25% in principal amount of the 2028 debentures then outstanding; or (e) certain events of bankruptcy, insolvency or reorganization in respect of the Company.  The Trustee may withhold notice to the holders of the 2028 debentures of any default (except in the payment of principal of, premium on or interest on the 2028 debentures) if it considers such withholding to be in the interest of Holders of the 2028 debentures.

On the occurrence of an Event of Default with respect to the 2028 debentures, the Trustee or the holders of at least 25% in principal amount of the 2028 debentures then outstanding may declare the principal and accrued interest thereon to be due and payable immediately.

Within 120 days after the end of each fiscal year, an officer of the Company must inform the Trustee whether such officer knows of any default, describing any such default and the status thereof.  Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the 2028 debenture indenture at the direction of any holders of the 2028 debentures unless the Trustee shall have received a satisfactory indemnity.

Defeasance

The 2028 debenture indenture provides that the Company, at the Company’s option, (a) will be discharged from all obligations in respect of the 2028 debentures (except for certain obligations to register the transfer or exchange of debentures, replace stolen, lost or destroyed debentures, maintain paying agencies and hold moneys for payment in trust), or (b) need not comply with the provisions of one or more of Sections 501(5), 1006 and 1007 of the 2028 debenture indenture (relating to cross-acceleration, the incurrence of liens and sale and leaseback transactions, respectively), in each case if the Company irrevocably deposits in trust with the Trustee money or obligations of or guaranteed by the United States of America which through the payment of interest thereon and principal thereof in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (including any mandatory sinking fund payments) and interest on the 2028 debentures on the dates such payments are due in accordance with the terms of the 2028 debentures.  To exercise either option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the 2028 debentures to recognize income, gain or loss for Federal income tax purposes.  To exercise the option described in clause (a) above, such opinion must be based on a ruling of the Internal Revenue Service, a regulation of the Treasury Department or a provision of the Internal Revenue Code.

Reports and Other Information

Whether or not required by the SEC, so long as any 2028 debentures are outstanding, the Company will furnish to the holders of the 2028 debentures, within the time periods specified in the SEC’s rules and regulations for non-accelerated filers:

(1)           all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K (or any successor or comparable forms) if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)           all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clause (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

For so long as our Parent is a guarantor under the 2028 debenture indenture or if at any time any other direct or indirect parent company of the Company is a guarantor of the 2028 debentures, the reports, information and other documents required to be filed and furnished to the holders pursuant to this covenant may, at the option of the Company, be filed by and be those of our Parent or such other parent rather than the Company provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to our Parent or such other parent, on one hand, and the information relating to the Company on a standalone basis, on the other hand.

The 2028 debenture indenture requires that the Company shall keep or cause to be kept a register or registers (referred to as the “security register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of the 2028 debentures and for transfers of the 2028 debentures.  Any such register shall be in written form or in any other form capable of being converted into written form within a reasonable time.  At all reasonable times the information contained in such register or registers shall be available for inspection by the trustee at the office or agency to be maintained by the Company as provided in the 2028 debenture indenture.  There shall be only one security register for the 2028 debentures.

BOOK-ENTRY, DELIVERY AND FORM

Capitalized terms set forth in this section without definition have the meanings given them elsewhere in this prospectus, including the sections “Description of the 2028 Debentures.”

The 2028 debentures are represented by one or more global debentures in registered, global form without interest coupons (collectively, the “Global Debentures”).  The Global Debentures were initially deposited upon issuance with the trustees as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

All the 2028 debentures are issued in denominations of $1,000 and integral multiples thereof in book-entry form only.

Except as set forth below, the Global Debentures may be transferred only to another nominee of DTC or to a successor of DTC or its nominee, in whole and not in part.  Except in the limited circumstances described below, beneficial interests in Global Debentures may not be exchanged for notes in certified form and owners of beneficial interests in Global Debentures will not be entitled to receive physical delivery of debentures in certified form.  See “—Exchange of Global Debentures for Certificated Debentures.” In addition, transfers of beneficial interests in the Global Debentures will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience.  These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.  We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.  DTC was created to hold securities for its participating organizations (collectively, the “participants”) and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants.  The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.  Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (collectively, the “indirect participants”).  Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.  The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)           upon deposit of the Global Debentures, DTC credited the accounts of designated participants with portions of the principal amount of the Global Debentures; and

(2)           ownership of these interests in the Global Debentures are shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Debentures).

Investors in the Global Debentures who are participants in DTC’s system may hold their interests therein directly through DTC.  Investors in the Global Debentures who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) that are participants in DTC.  All interests in a Global Debenture will be subject to the procedures and requirements of DTC.  The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own.  Consequently, the ability to transfer beneficial interests in a Global Debenture to such Persons will be limited to that extent.  Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a Person having beneficial interests in a Global Debenture to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Debentures will not have debentures registered in their names, will not receive physical delivery of definitive debentures registered in certificated form (“Certificated Debentures”) and will not be considered the registered owners or “holders” thereof under the 2028 debenture indenture for any purpose.

Payments in respect of the principal of, premium, interest and additional interest, if any, on a Global Debenture registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the 2028 debenture indenture.  Under the terms of the 2028 debenture indenture, the Company and the trustee will treat the Persons in whose names the 2028 debentures, including the Global Debentures, are registered as the owners of the 2028 debentures for the purpose of receiving payments and for all other purposes.  Consequently, neither the Company nor the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(1)           any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Debentures; or

(2)           any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the 2028 debentures (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date.  Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC.  Payments by the participants and the indirect participants to the beneficial owners of the 2028 debentures will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee nor the Company.  Neither the Company nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the 2028 debentures, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a holder of 2028 debentures only at the direction of one or more participants to whose account DTC has credited the interests in the Global Debentures and only in respect of such portion of the aggregate principal amount of the 2028 debentures as to which such participant or participants has or have given such direction.  However, if there is an Event of Default under the 2028 debentures, DTC reserves the right to exchange the applicable Global Debentures for legended debentures in certificated form, and to distribute those debentures to its participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Debentures among participants, it is under no obligation to perform those procedures, and may discontinue or change those procedures at any time.  Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Debentures for Certificated Debentures

If DTC is at any time unwilling or unable to continue as DTC and a successor depository is not appointed by the Company within 90 days, the Company will issue individual debentures in definitive form in exchange for the Global Debentures.  In addition, the Company may at any time and in its sole discretion determine not to have the 2028 debentures represented by Global Debentures, and, in such event, will issue individual debentures, in definitive form in exchange for the Global Debentures.  Notwithstanding the foregoing sentence, the Company has no present intention to issue individual debentures in definitive form and, except as described in the first sentence of this paragraph, does not currently anticipate that any circumstances will arise under which it would do so.  In either instance, the Company will issue debentures in definitive form equal in aggregate principal amount to the Global Debentures, in such names and in such principal amounts as DTC shall request.  Debentures so issued in definitive form will be issued in dominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

Same Day Settlement and Payment

The Company will make payments in respect of debentures represented by Global Debentures (including payments of principal, premium, if any, interest and additional interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee.  The Company will make all payments of principal of and premium, if any, and interest on Certificated Debentures by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Debentures or, if no such account is specified, by mailing a check to each such holder’s registered address.  Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Debenture from a participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC.  DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Debenture by or through a Euroclear or Clearstream participant to a participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.  The Company expects that secondary trading in any Certificated Debentures will also be settled in immediately available funds.

PLAN OF DISTRIBUTION

This prospectus is to be used by Credit Suisse Securities (USA) LLC in connection with the offers and sales of the registered securities in market-making transactions it effects from time to time.  Credit Suisse Securities (USA) LLC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both.  Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.  We will not receive any of the proceeds from such sales.

Affiliates of Credit Suisse Securities (USA) LLC are agents, joint bookrunners, joint lead arrangers and lenders under our senior secured credit facilities and receive customary fees in connection therewith.  Credit Suisse Securities (USA) LLC acted as the financial advisor to our Parent and received customary fees in connection with the acquisition.  Affiliates of Credit Suisse Securities (USA) LLC hold approximately 6.9% of the share capital of Newton Holding, LLC and have the contractual right to appoint one member of our board of directors.  Credit Suisse Securities (USA) LLC has, from time to time, provided investment banking and other financial advisory services to us in the past for which it has received customary compensation, and may provide such services and financial advisory services to us in the future.  Credit Suisse Securities (USA) LLC acted as an initial purchaser in connection with the original sale of the senior subordinated notes and received an underwriting discount in connection therewith.

Credit Suisse Securities (USA) LLC has informed us that it does not intend to confirm sales of the securities to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.  We have been advised by Credit Suisse Securities (USA) LLC that, subject to applicable laws and regulations, Credit Suisse Securities (USA) LLC intends to make a market in the securities.  However, Credit Suisse Securities (USA) LLC is under no obligation to do so and may interrupt or discontinue any such market-making at any time without notice.  In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act.  We cannot assure you that an active trading market will be sustained.  See “Risk Factors—Risks Related to the 2028 Debentures—We cannot assure you that an active trading market for the 2028 debentures exists or will develop.”

LEGAL MATTERS

The validity of the 2028 debentures has been passed upon for us by Nelson A. Bangs,  Esq.  In rendering his opinion, Mr. Bangs relied on the opinion of Cleary Gottlieb Steen & Hamilton LLP with respect to matters of New York law.

EXPERTS

The consolidated financial statements of Neiman Marcus, Inc. appearing in Neiman Marcus, Inc.’s Annual Report (Form 10-K) for the year ended July 28, 2012 (including the schedule appearing therein), and the effectiveness of Neiman Marcus, Inc.’s internal control over financial reporting as of July 28, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have “incorporated by reference” into this prospectus certain information that our Parent files with the SEC.  This means that we can disclose important business, financial and other information in the prospectus by referring you to the documents containing this information.  All information incorporated by reference is deemed to be part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus or any information filed with the SEC and incorporated later.  Information which is furnished but not filed with the SEC shall not be incorporated by reference into this prospectus.

We incorporate by reference our Parent’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012, as filed with the SEC on September 18, 2012.  We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon the written or oral request of such person, a copy of our Parent’s Annual Report on Form 10-K and our Parent’s other SEC filings.  Requests should be directed to:

Kim Yee, Esq.
The Neiman Marcus Group, Inc.
One Marcus Square, 1618 Main Street
Dallas, Texas 75201
Telephone: (214) 741-6911

The documents listed above which have been incorporated into this prospectus are also available through our website at http://www.neimanmarcusgroup.com.  The information found on our website is not incorporated into or part of this prospectus.

The information incorporated by reference is an important part of this prospectus.  You should rely only upon the information provided in this prospectus and the information incorporated into this prospectus by reference.  Neither we nor Neiman Marcus, Inc. have authorized anyone to provide you with different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

You should not rely on or assume the accuracy of any representation or warranty in any agreement that we have filed as an exhibit to the registration statement of which this prospectus forms a part or that we otherwise have publicly filed or may publicly file in the future because such representation or warranty may be subject to exceptions and qualifications contained in separate disclosure schedules, may have been included in such agreement for the purpose of allocating risk between the parties to the particular transaction, and may no longer continue to be true as of any given date.

The Neiman Marcus Group, Inc.

7.125% Senior Debentures due 2028

PROSPECTUS

  , 2012

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby, all of which will be borne by us, are as follows:

Printing expenses	$75,000
Legal fees	175,000
Accounting fees	80,000
Miscellaneous	20,000
Total	$350,000

Item 14.  Indemnification of Directors and Officers.

The following is a summary of the statutes, charter and bylaw provisions or other arrangements under which the Registrants’ directors and officers are insured or indemnified against liability in their capacities as such.  All of the directors and officers of the Registrants are covered by insurance policies maintained and held in effect by Neiman Marcus, Inc. against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

Neiman Marcus, Inc. and The Neiman Marcus Group, Inc. are organized under the laws of the State of Delaware.  Section 145 of the General Corporation Law of the State of Delaware (the “Delaware Statute”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), other than an action by or in the right of such corporation, by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise (an “indemnified capacity”).  The indemnity may include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.  Similar provisions apply to actions brought by or in the right of the corporation, except that no indemnification shall be made without judicial approval if the officer or director is adjudged to be liable to the corporation.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.  Section 145 of the Delaware Statute further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him and incurred by him in any indemnified capacity, or arising out of his status as such, regardless of whether the corporation would otherwise have the power to indemnify him under the Delaware Statute.

The amended and restated certificate of incorporation of Neiman Marcus, Inc. provides that the company shall, to the full extent permitted by the Delaware statute, indemnify all persons whom it may indemnify pursuant thereto.

The bylaws of The Neiman Marcus Group, Inc. provide for indemnification of any director or officer to the fullest extent permitted by law, as long as he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the company and, with respect to any criminal action, had no reason to believe his or her conduct was unlawful.  In addition, for actions by or in the right of the corporation, no indemnification shall be made where the director or officer has been adjudged to be liable to the company, unless and only to the extent that the court in which the action was brought determines that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity.  In all cases, unless indemnification is ordered by a court, determination that indemnification is properly authorized under the bylaws shall be made by the shareholders, or a majority vote of the directors not party to the action or of the members of a committee of the board not party to the action, or by independent legal counsel by written legal opinion.  Finally, the bylaws also provide that the company may purchase or maintain insurance on behalf of a current or former director, officer, employee or agent against any liability asserted against him or incurred by him in any such capacity, whether or not the company would have the power or the obligation to indemnify him against such liability.

Item 15.  Recent Sales of Unregistered Securities.

Since August 1, 2009, the registrants have issued and sold the following securities without registration under the Securities Act.

•                  On May 1, 2010, Thomas P. Stangle gifted 173.0104 shares of common stock owned by him to the Thomas P. & Vicki M. Stangle Family Living Trust.  The shares of Parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

•                  On September 21, 2010, Burton M. Tansky exercised options in a net physical settlement to purchase 3,742.2145 shares of common stock of Parent at an exercise price of $361.25 per share resulting in the issuance of 1,833.0526 shares and gifted 1,833.0526 shares to the Tansky Family 2007 Children and Grandchildren Trust.  The shares of Parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

•                  On May 13, 2011, Burton M. Tansky exercised options in a net physical settlement to purchase 1,464.8212 shares of common stock of Parent at an exercise price of $361.25 per share resulting in the issuance of 746.6933 shares and gifted 746.6933 shares to the Tansky Family 2007 Children and Grandchildren Trust.  The shares of Parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

•                  On October 1, 2011, Burton M. Tansky exercised options in a net physical settlement to purchase 2,076.1264 shares of common stock of Parent at an exercise price of $354.025 per share resulting in the issuance of 1,066.8957 shares and gifted 1,066.8957 shares to the Tansky Family 2007 Children and Grandchildren Trust.  The shares of Parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

•                  On October 1, 2011, Marita O’Dea Glodt exercised options in a net physical settlement to purchase 247.1250 shares of common stock of Parent at an exercise price of $1,100.00 per share resulting in the issuance of 73.6867 shares.  The shares of Parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

•                  On December 8, 2011, Burton M. Tansky exercised options in a net physical settlement to purchase 2,715.9167 shares of common stock of Parent at an exercise price of $1,100.00 per share resulting in the issuance of 699.7156 shares.  The shares of Parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

•                  On June 15, 2012, Karen W. Katz gifted 3,082.9536 shares of common stock owned by her to the Katz 2008 Irrevocable Trust.  The shares of Parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

•                  On August 9, 2012, Burton M. Tansky 1) exercised options to purchase 472.3333 shares of common stock of parent at an exercise price of $992.50 per share, 2) exercised options to purchase 472.3333 shares of common stock of parent at an exercise price of $775.00 per share and 3) gifted 472.3333 shares to the Tansky Family 2007 Children and Grandchildren Trust.  The shares of parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

•                  On August 17, 2012, Nelson A. Bangs 1) exercised options in a net physical settlement to purchase 1,068.1998 shares of common stock of parent at an exercise price of $1,227.50 per share resulting in the issuance of 253.432 shares, 2) exercised options in a net physical settlement to purchase 400.5 shares of common stock of parent at an exercise price of $992.50 per share resulting in the issuance of 133.223 shares and 3) exercised options in a net physical settlement to purchase 29.66666 shares of common stock of parent at an exercise price of $775.00 per share resulting in the issuance of 12.486 shares.  The shares of parent common stock were issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act and the certificate representing the securities issued in this transaction included appropriate legends setting forth that the securities had not been offered or sold pursuant to a registration statement and describing the applicable restrictions on transfer of the securities.

Item 16.  Exhibits and Financial Statement Schedule.

(a)                                 Exhibits

A list of exhibits filed with this Post-Effective Amendment No. 9 to the registration statement on Form S-1 is set forth on the Exhibit Index and is incorporated in this Item 16(a) by reference.

(b)                                 Financial Statement Schedule

Schedule II—Valuation and Qualifying Accounts and Reserves included in our Parent’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012 incorporated by reference in this prospectus.

Item 17.  Undertakings.

Each of the undersigned registrants hereby undertakes as follows:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(B)                               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(C)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrants are subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5)                                 that, for the purpose of determining liability of the registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be sellers to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)                               Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(B)                               Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(C)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(D)                               Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(6)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, The Neiman Marcus Group, Inc. has duly caused this Post-Effective Amendment No. 9 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 19th day of September, 2012.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ JAMES E. SKINNER
James E. Skinner
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 9 to the Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 19th day of September, 2012.

Signature	Capacity	Date
* Karen W. Katz	President and Chief Executive Officer	September 19, 2012
* James E. Skinner	Executive Vice President, Chief Operating Officer and Chief Financial Officer	September 19, 2012
* T. Dale Stapleton	Senior Vice President and Chief Accounting Officer	September 19, 2012
* David A. Barr	Director	September 19, 2012
* Jonathan Coslet	Director	September 19, 2012
* James G. Coulter	Director	September 19, 2012
* John G. Danhakl	Director	September 19, 2012
* Sidney Lapidus	Director	September 19, 2012
* Kewsong Lee	Director	September 19, 2012
* Susan C. Schnabel	Director	September 19, 2012
* Burton M. Tansky	Director	September 19, 2012
* Carrie Wheeler	Director	September 19, 2012

*By:	/s/ JAMES E. SKINNER
James E. Skinner, as attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Neiman Marcus, Inc. has duly caused this Post-Effective Amendment No. 9 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 19th day of September, 2012.

NEIMAN MARCUS, INC.

By:	/s/ JAMES E. SKINNER
James E. Skinner
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 9 to the Registration Statement and power of attorney have been signed by the following persons in the capacities indicated on the 19th day of September, 2012.

Signature	Capacity	Date
* Karen W. Katz	President and Chief Executive Officer	September 19, 2012
* James E. Skinner	Executive Vice President, Chief Operating Officer and Chief Financial Officer	September 19, 2012
* T. Dale Stapleton	Senior Vice President and Chief Accounting Officer	September 19, 2012
* David A. Barr	Director	September 19, 2012
* Jonathan Coslet	Director	September 19, 2012
* James G. Coulter	Director	September 19, 2012
* John G. Danhakl	Director	September 19, 2012
* Sidney Lapidus	Director	September 19, 2012
* Kewsong Lee	Director	September 19, 2012
* Susan C. Schnabel	Director	September 19, 2012
* Burton M. Tansky	Director	September 19, 2012
* Carrie Wheeler	Director	September 19, 2012

*By:	/s/ JAMES E. SKINNER
James E. Skinner, as attorney-in-fact

EXHIBIT INDEX

Exhibit		Method of Filing

2.1	Agreement and Plan of Merger, dated May 1, 2005, among The Neiman Marcus Group, Inc., Newton Acquisition, Inc., and Newton Merger Sub, Inc.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

2.2	Purchase, Sale and Servicing Transfer Agreement dated as of June 8, 2005, among The Neiman Marcus Group, Inc., Bergdorf Goodman, Inc., HSBC Bank Nevada, N.A. and HSBC Finance Corporation.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

3.1	Amended and Restated Certificate of Incorporation of Neiman Marcus, Inc.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.

3.2	Amended and Restated Bylaws of Neiman Marcus, Inc.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.

3.3	Amended and Restated Certificate of Incorporation of The Neiman Marcus Group, Inc.	Incorporated herein by reference to The Neiman Marcus Group, Inc.’s Registration Statement on Form S-1 (Registration No. 333-133184) dated April 10, 2006.

3.4	Amended and Restated By-Laws of The Neiman Marcus Group, Inc.	Incorporated herein by reference to The Neiman Marcus Group, Inc.’s Registration Statement on Form S-1 (Registration No. 333-133184) dated April 10, 2006.

4.1	Indenture, dated as of May 27, 1998, between The Neiman Marcus Group, Inc. and The Bank of New York, as trustee.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.

4.2	Form of 7.125% Senior Debentures Due 2028, dated May 27, 1998.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.

4.3

Senior Subordinated Indenture dated as of October 6, 2005, among Newton Acquisition, Inc., Newton Acquisition Merger Sub, Inc., the Subsidiary Guarantors, and U.S. Bank National Association as successor trustee to Wells Fargo Bank.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

4.4	Form of 10 3/8% Senior Subordinated Notes due 2015.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

4.5

Registration Rights Agreement dated October 6, 2005, among Newton Acquisition, Inc., Newton Acquisition Merger Sub, Inc., the Subsidiary Guarantors, The Neiman Marcus Group, Inc., and the Initial Purchasers.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

4.6

First Supplemental Indenture, dated as of July 11, 2006, to the Indenture, dated as of May 27, 1998, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., and The Bank of New York Trust Company, N.A., as successor trustee.

Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.

4.7

Second Supplemental Indenture, dated as of August 14, 2006, to the Indenture, dated as of May 27, 1998, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., and The Bank of New York Trust Company, N.A., as successor trustee.

Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.

5.1	Opinion of Nelson A. Bangs, Esq.	Previously filed.

5.2	Opinion of Cleary Gottlieb Steen and Hamilton LLP.	Previously filed.

10.1*	Director Services Agreement dated April 26, 2010 by and among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., and Burton M. Tansky.	Incorporated herein by reference to Neiman Marcus, Inc.’s Current Report on Form 8-K dated April 28, 2010.

10.2*	First Amendment to Director Service Agreement by and between The Neiman Marcus Group, Inc., Neiman Marcus, Inc., and Burton M. Tansky dated effective as of October 31, 2011.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 29, 2011.

10.3*	Form of Rollover Agreement by and among The Neiman Marcus Group, Inc., Newton Acquisition, Inc., and certain members of management.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.

10.4

Second Amended and Restated Credit Agreement, dated as of May 17, 2011, among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., the other borrowers named therein, the subsidiaries of The Neiman Marcus Group, Inc. from time to time party thereto, Bank of America, N.A., as administrative agent and co-collateral agent, Wells Fargo Bank, National Association (as successor to Wells Fargo Retail Finance, LLC), as co-collateral agent, and the lenders thereunder.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.

10.5

Credit Agreement dated as of October 6, 2005, as amended and restated as of November 17, 2010, as further amended and restated as of May 16, 2011, among the lenders thereunder, Credit Suisse, as administrative agent and as collateral agent for such lenders, Neiman Marcus, Inc., The Neiman Marcus Group, Inc. and each subsidiary of The Neiman Marcus Group, Inc. from time to time party thereto.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.

10.6

Amended and Restated Pledge and Security Agreement dated as of July 15, 2009 by and among The Neiman Marcus Group, Inc., Neiman Marcus, Inc., subsidiaries named therein and Bank of America, N.A., as administrative agent and co-collateral agent.

Incorporated herein by reference to Neiman Marcus, Inc.’s Current Report on Form 8-K dated July 16, 2009.

10.7	Substitution of Agent and Joinder Agreement, dated as of July 15, 2009, among Deutsche Bank Trust Company Americas, Credit Suisse and Bank of America, N.A.	Incorporated herein by reference to Neiman Marcus, Inc.’s Current Report on Form 8-K dated July 16, 2009.

10.8

Pledge and Security and Intercreditor Agreement dated as of October 6, 2005, among Newton Acquisition Merger Sub, Inc., The Neiman Marcus Group, Inc., Newton Acquisition, Inc., the Subsidiary Guarantors and Credit Suisse, as administrative agent and collateral agent.

Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.

10.9

Amendment No. 1, dated as of March 28, 2006, to the Pledge and Security Intercreditor Agreement dated as of October 6, 2005, among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., the Subsidiaries party thereto and Credit Suisse, as administrative agent and collateral agent.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 29, 2011

10.10

Lien Subordination and Intercreditor Agreement dated as of October 6, 2005, among Newton Acquisition, Inc., Newton Acquisition Merger Sub, Inc., the Subsidiary Guarantors, Deutsche Bank Trust Company Americas, as revolving facility agent, and Credit Suisse, as term loan agent.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

10.11

Amendment No. 1, dated as of May 16, 2011, to the Lien Subordination and Intercreditor Agreement dated as of October 6, 2005, among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., each subsidiary from time to time party thereto, and Credit Suisse, as term loan agent, and Bank of America, N.A., as revolving loan agent.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.

10.12	Form of First Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Credit Suisse.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

10.13	Form of First Priority Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Credit Suisse.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

10.14	Form of Second Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Deutsche Bank Trust Company Americas.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

10.15	Form of Second Priority Leasehold Mortgage, Assignment of Lease and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Deutsche Bank Trust Company Americas.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended October 30, 2010.

10.16	Form of First Amendment to Second Priority Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement from The Neiman Marcus Group, Inc. to Bank of America, N.A.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 1, 2009.

10.17*	Amended and Restated Neiman Marcus, Inc. Management Equity Incentive Plan dated March 28, 2012.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 28, 2012.

10.18*	Second Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and Burton M. Tansky amending stock option grant of April 1, 2010.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on From 10-K for the fiscal year ended July 28, 2012.

10.19*	Form of Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and certain eligible key employees amending stock option grants dated October 5, 2009.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on From 10-K for the fiscal year ended July 28, 2012.

10.20*

Form of Second Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and certain eligible key employees amending stock option grants dated December 15, 2009.

Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on From 10-K for the fiscal year ended July 28, 2012.

10.21*	Form of Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and certain eligible key employees amending stock option grants dated September 30, 2010.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on From 10-K for the fiscal year ended July 28, 2012.

10.22*	Form of Amended and Restated Stock Option Grant Agreement dated March 28, 2012 between Neiman Marcus, Inc. and certain eligible key employees amending stock option grants dated October 1, 2011.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on From 10-K for the fiscal year ended July 28, 2012.

10.23*	Employment Agreement dated April 26, 2010 by and between The Neiman Marcus Group, Inc. and Karen Katz.	Incorporated herein by reference to Neiman Marcus, Inc.’s Current Report on Form 8-K dated April 28, 2010.

10.24*	Amendment to Employment Agreement effective December 31, 2010 by and between Neiman Marcus, Inc., The Neiman Marcus Group, Inc. and Karen Katz.	Incorporated herein by reference to Neiman Marcus, Inc.’s Current Report on Form 8-K dated December 2, 2010.

10.25	Letter Agreement dated April 2, 2009 by and between The Neiman Marcus Group, Inc. and Phillip L. Maxwell.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.

10.26	Management Services Agreement, dated as of October 6, 2005 among Newton Acquisition Merger Sub, Inc., Newton Acquisition, Inc., TPG GenPar IV, L.P., TPG GenPar III, L.P. and Warburg Pincus LLC.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2011.

10.27

Registration Rights Agreement, dated as of October 6, 2005, among Newton Acquisition Merger Sub, Inc., Newton Acquisition, Inc., Newton Holding, LLC and the “Holders” identified therein as parties thereto.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 29, 2011.

10.28

Amended and Restated Credit Card Program Agreement, dated as of September 23, 2010, by and among The Neiman Marcus Group, Inc., Bergdorf Goodman, Inc., HSBC Bank Nevada, N.A. and HSBC Card Services, Inc. (1)

Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

10.29	Amended and Restated Servicing Agreement, dated as of September 23, 2010, by and between The Neiman Marcus Group, Inc. and HSBC Bank Nevada, N.A. (1)	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

10.30

Letter Agreement dated January 26, 2012 by and among HSBC Nevada, N.A., HSBC Card Services, Inc., HSBC Finance Corporation, The Neiman Marcus Group, Inc., Bergdorf Goodman, Inc., and Capital One Financial Corporation. (1)

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on From 10-Q for the quarter ended January 28, 2012.

10.31*	Form of Confidentiality, Non-Competition and Termination Benefits Agreement by and between The Neiman Marcus Group, Inc. and certain eligible key employees.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.

10.32*

Form of Amendment to the Confidentiality, Non-Competition and Termination Benefits Agreement effective as of January 1, 2009 by and between The Neiman Marcus Group, Inc., a Delaware corporation, and certain eligible key employees.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.

10.33	Stockholder Agreement, dated as of May 1, 2005, among Newton Acquisition, Inc., Newton Acquisition Merger Sub, Inc. and the other parties signatory thereto.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended May 1, 2010.

10.34*	Neiman Marcus, Inc. Cash Incentive Plan amended as of January 21, 2008.	Incorporated herein by reference to the Neiman Marcus, Inc. Quarterly Report on Form 10-Q for the quarter ended April 26, 2008.

10.35

Management Stockholders’ Agreement dated as of October 6, 2005 between Newton Acquisition, Inc., Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G , Warburg Pincus Private Equity IX, L.P., and the other parties signatory thereto.

Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 30, 2011.

10.36

Amendment to the Management Stockholders’ Agreement effective as of January 1, 2009 by and between Neiman Marcus, Inc., a Delaware corporation, Newton Holding, LLC, TPG Newton III, LLC, TPG Partners IV, L.P., TPG Newton Co-Invest I, LLC, Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII C.V. I, Warburg Pincus Germany Private Equity VIII K.G., Warburg Pincus Private Equity IX, L.P., and the other parties signatory thereto.

Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.

10.37*	The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan amended and restated effective January 1, 2008.	Incorporated herein by reference to the Neiman Marcus, Inc. Quarterly Report on Form 10-Q for the quarter ended April 26, 2008.

10.38*	Amendment No. 1 effective as of January 1, 2009 to The Neiman Marcus Group, Inc. Key Employee Deferred Compensation Plan.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.

10.39	The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan as amended and restated effective January 1, 2009.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.

10.40	The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan, as amended and restated effective as of January 1, 2008.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended August 2, 2008.

10.41	Amendment No. 1 effective January 1, 2009 to the Amended and Restated Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan.	Incorporated herein by reference to Neiman Marcus, Inc.’s Quarterly Report on Form 10-Q for the quarter ended January 31, 2009.

10.42*	Employment Agreement dated July 22, 2010 by and among Neiman Marcus, Inc., The Neiman Marcus Group, Inc., and James E. Skinner.	Incorporated herein by reference to Neiman Marcus, Inc.’s Current Report on Form 8-K dated July 28, 2010.

10.43*	Employment Agreement dated July 22, 2010 by and among Neiman Marcus, Inc., The Neiman Marcus Group, Inc. and James J. Gold.	Incorporated herein by reference to Neiman Marcus, Inc.’s Current Report on Form 8-K dated July 28, 2010.

10.44	Amendment No. 2 to the Amended and Restated Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan dated July 17, 2010.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

10.45	Amendment No. 1 to The Neiman Marcus Group, Inc. Defined Contribution Supplemental Executive Retirement Plan dated July 17, 2010.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 31, 2010.

12.1	Computation of Ratio of Earnings to Fixed Charges.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012.

21.1	Subsidiaries of Neiman Marcus, Inc.	Incorporated herein by reference to Neiman Marcus, Inc.’s Annual Report on Form 10-K for the fiscal year ended July 28, 2012.

23.1	Consent of Ernst & Young LLP.	Filed herewith.

23.3	Consent of Nelson A. Bangs, Esq. (included in Exhibit 5.1).	Previously filed.

23.4	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.2).	Previously filed.

24.1	Powers of Attorney.	Previously filed.

25.1	Form T-1 statement of eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as trustee.	Filed with The Neiman Marcus Group, Inc.’s Registration Statement on Form S-3 (Registration No. 333-49893) dated April 10, 1998.

(1)                                 Portions of these exhibits have been omitted pursuant to a request for confidential treatment.

*                                         Current management contract or compensatory plan or arrangement.